Exhibit (l)(17)
                               PURCHASE AGREEMENT

         The RBB Fund, Inc. (the "Fund"), a Maryland corporation, and Bogle Investment Management, L. P. ("BIM") intending to be legally bound, hereby agree with each other as follows:

         1. The Fund hereby offers BIM and BIM hereby purchases $1,000 worth of shares of each of Classes NNN and OOO Common Stock of the Fund (par value $.001 per share) (such shares hereinafter sometimes collectively known as "Shares") at a price per Share equivalent to the net asset value per share of the Shares of the Fund as determined on --------, 1999.

         2. The Fund hereby acknowledges receipt from BIM of funds in the amount of $2,000 in full payment for the Shares.

         3. BIM represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         4. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ----- day of -----, 1999.


                                    THE RBB FUND, INC.


                                    By:______________________
                                           Edward J. Roach
                                        President & Treasurer



                                    BOGLE INVESTMENT MANAGEMENT, L. P.

                                    By:______________________